Exhibit 99.1

Distribution Date: July 26, 2017

Guides,

Good morning.  You’re going to read in the news this morning (or afternoon for the EMEA team) that we’ve entered into an agreement to be acquired by OpenText. Because we’re a public company, I unfortunately wasn’t able to talk about it with all of you.  If you haven’t read the announcement yet, please take a moment to read the press release.

I recognize that this may come as a surprise and may be a lot to take in, but let me share with you why I think this is a great opportunity.  We made this strategic decision to sell to OpenText because I believe we can move our incredible teams and technologies much faster and with greater impact.  As leader in our business lines, we will have access to more resources to help fuel innovation, scale the business and strengthen our market position. We could not do that in that way on our own.

For those of you who may not know about OpenText, they’re a global leader in Enterprise Information Management, including a market-leading eDiscovery and information analytics suite via its recent acquisition of Recommind.  With $1.9B in annualized F16 revenue, they have acquired and built industry-leading technologies and services that help companies manage information to improve productivity, competitiveness and customer experiences. OpenText is headquartered in Canada with over 12,000 employees in 130 offices globally.

At this juncture, we need to do what is best for our customers, products, employees, and our shareholders.  This happened at the right time, and we need to take this opportunity to make our products better and more successful. I’ve said this many times, but we couldn’t have achieved this outcome without all of you — an outstanding team who innovated, developed and supported solid forensic security software and services.

So what happens next? Our jobs will be the same as they were yesterday.  The closing of the transaction is expected to occur in the third quarter of calendar 2017, subject to the satisfaction of customary closing conditions.  Going forward, our goals and vision remain unchanged, and with the start of a new quarter and in the midst of all this news, we need to continue to exceed our Q3 goals, build great software and focus on our good work.  We’ve got a big number to hit and new software to sell!  Let’s keep our momentum going.

We will continue to communicate as much as possible as we move through this process when the timing makes sense.  As a next step, please join me for an All-Hands Meeting call at 10 a.m. PDT.  Check your calendars for details.

Patrick

Notice to Investors

The tender offer for all of the outstanding shares of common stock of the Company (the “Offer”)  has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to buy shares of the Company’s common stock will only be made pursuant to a tender offer statement on Schedule

TO, including an offer to purchase, a letter of transmittal and other related materials that Open Text Corporation (“OpenText”) and Galileo Acquisition Sub Inc. (“Purchaser”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the Offer and the merger of Purchaser with and into the Company, with the Company surviving as a wholly-owned subsidiary of OpenText (the “Merger”), free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the Offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.guidancesoftware.com, and any such documents filed with or furnished to the SEC by OpenText at www.opentext.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.

Forward-Looking Statements

The statements included in this communication that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements and are based on the Company’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the Offer and the Merger. The Company’s actual future results may differ materially from the Company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the Offer and the Merger; uncertainties as to the percentage of shares of Company common stock tendered in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of the Company, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC, as well as the Offer materials to be filed by OpenText and Purchaser and the Solicitation/Recommendation Statement to be filed by the Company in connection with the Offer.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.